Exhibit (d)(2)

GUARANTEE

Guarantee, dated as of November 11, 2015 (this “Guarantee”), by GaAs Labs, LLC, a Delaware limited liability company (“Guarantor”), in favor of Anadigics, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined will have the meanings given thereto in the Merger Agreement), by and among Aloha Holding Company, Inc., a Delaware corporation (“Parent”), Aloha Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Guaranteed Party, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of the payment obligations and liabilities of Parent and Merger Sub under Section 2.7(a) of the Merger Agreement, when due in accordance with the terms of the Merger Agreement, and subject to the limitations set forth in the Merger Agreement (collectively, the “Obligations”); provided that, in no event will Guarantor’s liability under this Guarantee exceed an amount equal to $32,200,000 (the “Cap”), and the Guaranteed Party hereby agrees that Guarantor will in no event be required to pay the Guaranteed Party or any other Person, pursuant to this Guarantee, more than the Cap, and that this Guarantee may not be enforced against Guarantor without giving effect to the Cap. It is acknowledged and agreed that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing. Notwithstanding anything to the contrary set forth in this Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent is relieved from its payment obligations under the Merger Agreement by satisfaction thereof or pursuant to any agreement with the Guaranteed Party, Guarantor will be similarly relieved, to such extent, of its obligations under this Guarantee.

2. NATURE OF GUARANTEE. The Guaranteed Party will not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file will not affect Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor will remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting Guarantor’s obligations under this Guarantee. Guarantor agrees that the obligations of Guarantor hereunder will not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (b) any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub, (d) any amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, (e) the existence of any claim, set-off or other right that Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Obligation or otherwise, (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations, (g) the addition or substitution or release of any Person interested in the transactions contemplated by the Merger Agreement, or (h) any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity. To the fullest extent permitted by law, Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud and willful misconduct by the Guaranteed Party or any of its Affiliates, defenses to the payment of the Obligations under the Merger Agreement or breach by the Guaranteed Party of this Guarantee).

The Guaranteed Party hereby covenants and agrees that it will not institute, and will cause its Affiliates not to institute, any Legal Proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against Guarantor or any of its former, current or future officers, agents, Affiliates or employees, or against any former, current or future general or limited partner, member or stockholder of Guarantor or any Affiliate thereof or against any former, current or future director, officer, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing, except for (i) claims against Guarantor under this Guarantee, and (ii) claims against Parent and Merger Sub under the Merger Agreement in accordance with and subject to the terms and conditions thereof. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance or enforcement of Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and all other amounts payable under this Guarantee will have been paid in full in cash. If any amount will be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Guarantee, such amount will be received and held in trust for the benefit of the Guaranteed Party, will be segregated from other property and funds of Guarantor and will forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Guarantee thereafter arising.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement will be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s certificate of formation or operating agreement or any Legal Requirement or contractual restriction binding on Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body or other Person necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or other Person is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(d) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for Guarantor to fulfill its Obligations under this Guarantee will be available to Guarantor for so long as this Guarantee remains in effect in accordance with Section 8.

6. NO ASSIGNMENT. Neither Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by Guarantor) or Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that Guarantor may assign its rights and interests hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate (other than Parent or any Subsidiary thereof, including Merger Sub); provided, further, that, notwithstanding any other provision hereof, no assignment of any of Guarantor’s rights or interests hereunder will relieve Guarantor of any of its obligations hereunder.

7. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee will be in writing and will be given (a) on the date of delivery if delivered Personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed. All notices to Guarantor hereunder will be delivered as set forth below:

(a)	if to the Guaranteed Party, to it at:

Anadigics, Inc.

Attention: Terrence G. Gallagher, Executive Vice President and

CFO

141 Mt. Bethel Road

Warren, New Jersey 07059

Facsimile: (908) 791-6017

Email: tgallagher@anadigics.com

with a copy (which will not constitute notice) to:

Greenbaum, Rowe, Smith & Davis LLP

Attention: W. Raymond Felton

P.O. Box 5600

Woodbridge, New Jersey 07095

Facsimile: (732) 476-2671

Email: rfelton@greenbaumlaw.com

(b)	if to Guarantor, to it at:

GaAs Labs, LLC

Attention: Susan Ocampo

28013 Arastradero Road

Los Altos Hills, California 94022

Facsimile: (650) 493-1143

Email: Socampo@gaaslabs.com

with a copy to (which will not constitute notice):

Perkins Coie LLP

Attention: Jason Day and Jeffrey Beuche

1900 16th Street, Suite 1400

Denver, Colorado 80202

Facsimile: (303) 291-2400

Email: jday@perkinscoie.com and jbeuche@perkinscoie.com

or to such other Person or address as a party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been given on the date of personal receipt or proven delivery.

8. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Guarantee will remain in full force and effect and will be binding on Guarantor, its successors and assigns until the Obligations (as such Obligations may be modified pursuant to the last sentence of Section 1) are satisfied in full. Notwithstanding the foregoing, this Guarantee will terminate, other than Section 7 and Sections 9 through 16, all of which will survive the termination of this Guarantee, and Guarantor will have no further obligations under this Guarantee as of the earlier to occur of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms. In the event that the Guaranteed Party or any of its Subsidiaries asserts in any Legal Proceeding relating to this Guarantee that the provisions of Section 1 limiting Guarantor’s monetary obligation to the Cap or that the provisions of Section 9 are illegal, invalid or unenforceable in whole or in part or asserts any theory of liability or seeks any remedies against any Guarantor/Parent Affiliate, other than those remedies expressly provided against Parent and Merger Sub under the Merger Agreement or against Guarantor under this Guarantee, then, in each case, (i) all obligations of Guarantor under this Guarantee will terminate and thereupon be null and void and (ii) if Guarantor has previously made any payments under this Guarantee it will be entitled to have such payments refunded by the Guaranteed Party.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Guarantor is a limited liability company, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Guarantor will have any obligation hereunder or in respect of any oral representations made or alleged to be made in connection herewith, and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith will be had against, and no Personal liability will attach to, any former, current or future director, officer, agent, Affiliate (other than Parent, any subsidiary of Parent (including Merger Sub)), manager, assignee or employee of Guarantor, Parent or Merger Sub (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, manager, member or stockholder of Guarantor, Parent or Merger Sub (or any of their successors’ or permitted assignees’) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Parent or any subsidiary of Parent (including Merger Sub) (collectively, but excluding for the avoidance of doubt, Parent and any

Subsidiaries of Parent (including Merger Sub), the “Guarantor/Parent Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against Guarantor/Parent Affiliates, by the enforcement of any judgment or assessment or by any Legal Proceeding, or by virtue of any Legal Requirement, or otherwise. The Guaranteed Party (for itself and its Affiliates) acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent and Merger Sub unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against Guarantor or any of its stockholders, partners, members, directors, officers or agents through Parent or Merger Sub, or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against Guarantor, Parent or Merger Sub’s stockholders or Affiliates, or otherwise, except for the rights against Guarantor under this Guarantee and subject to the Cap and the other limitations described herein. Recourse against Guarantor under this Guarantee will be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it will not institute, and it will cause its Affiliates not to institute, any Legal Proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to made in connection therewith, against Guarantor or any of Guarantor/Parent Affiliates except for claims against Guarantor under this Guarantee. Nothing set forth in this Guarantee will affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantor as set forth herein.

10. ENTIRE AGREEMENT. This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent, Merger Sub and Guarantor or any of their Affiliates, on the one hand, and the Guaranteed Party and any of its Affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto and entered into on the date hereof.

11. GOVERNING LAW. This Guarantee will be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware. All actions arising out of or relating to this Guarantee will be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such Personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of Delaware. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.

12. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective.

13. NO THIRD PARTY BENEFICIARIES. Except for the rights of Guarantor/Parent Affiliates provided under Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

14. CONFIDENTIALITY. This Guarantee will be treated as confidential by the Guaranteed Party and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Guarantor; provided that no such written consent will be required (and the Guaranteed Party and its Affiliates will be free to release such information) for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives, so long as such Persons agree to keep such information confidential; provided, further, that the Guaranteed Party may disclose such information to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement.

15. INTERPRETATION. All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Guarantee.

16. COUNTERPARTS. This Guarantee may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GAAS LABS, LLC

By:	/s/ John L. Ocampo

Name:	John L. Ocampo

Title:	President

Accepted and agreed to by:

ANADIGICS, INC.

By:	/s/ Terrence G. Gallagher

Name:	Terrence G. Gallagher

Title:	Chief Financial Officer